                                                                    EXHIBIT 10.1



A.Prot. 1999/234
dated December 28, 1999 of the Notary
Dr. Dieter Granicher, Basel (Switzerland)

                                  NOTARIAL DEED

                        PURCHASE AND ASSIGNMENT AGREEMENT

Negotiated at Basel/Switzerland this 28th (twenty-eighth) day of December 1999 (nineteen hundred and ninety-nine).

Before me, the undersigned Notary Public

                              DR. DIETER GRANICHER

at Basel/Switzerland appeared today:

1. Mr. Johannes J. de Kock, lawyer, born August 11, 1960, with business address at Bruenningstrasse 50, D-65926 Frankfurt am Main and private domicile at Breckenheimerstrasse 28, D-65719 Hofheim am Taunus, identified by his passport, according to his own statement acting not in his own name, but in the name and on behalf of

       a) Celanese AG, with its seat in Frankfurt am Main, registered with the Commercial Register of the Local Court of Frankfurt am Main under HRB 42283, according to the attached written power of attorney dated December 22, 1999 (Exhibit 1a),

                                       - hereinafter referred to as "Celanese" -

       b) Diogenes Dreizehnte Vermoegensverwaltungs GmbH, with its seat in Frankfurt am Main, registered with the Commercial Register of the Local Court of Frankfurt am Main under HRB 45203, according to the attached written power of attorney dated December 22, 1999 (Exhibit 1b),

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                                       ii


                                        - hereinafter referred to as "Seller 1"-

       c) Celanese Flouropolymer Holdings, Inc., with head office at 90 Morris Avenue, Summit, New Jersey 07901 (United States of America), according to the attached certified power of attorney dated December 22, 1999 and two certified Secretary's Certificates each dated December 22, 1999 (Exhibit 1c),

                                       - hereinafter referred to as "Seller 2" -

       d) Celanese Americas Flouropolymers Holdings, Inc., (formerly known as HCC Flouropolymer Holding Inc.), with head office at 50 Milton Drive, Aston, Pennsylvania 19014 (United States of America), according to the attached certified power of attorney dated December 22, 1999 and two certified Secretary's Certificates each dated December 22, 1999 (Exhibit 1d),

                                       - hereinafter referred to as "Seller 3" -

                                 - together with Celanese, Seller 1 and Seller 2
                                      hereinafter referred to as the "Sellers" -

2. Mr. Raoul Sidler, born April 30, 1971, attorney-at-law, Swiss citizen, domiciled at CH-4053 Basel, Gundeldingerstrasse 131, known by person,

       according to his own statement acting not in his own name, but excluding any personal liability in the name and on behalf of

       a) Minnesota Mining and Manufacturing Company, with business seat in St. Paul, Minesota (United States of America), according to the attached fascimile copies of a written power of attorney dated December 27, 1999 and of a Officer's Certificate dated December 27, 1999 (Exhibit 2a), subject to submitting the originals thereof,

                                              - hereinafter referred to as"3M" -

       b) 3M Deutschland GmbH, with its seat in Neuss and head office at Carl-Schurz-Strasse 1, D-41453 Neuss, registered with the Commercial Register of the Local Court of Neuss under HRB 1878, according to the


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                                      iii


              attached certified power of attorney dated December 21, 1999 (Exhibit 2b),

                                        - hereinafter referred to as "Buyer 1" -

                                         - together with 3M hereinafter referred
                                                     to as the the "Purchasers")

                                                        - Sellers and Purchasers
                        hereinafter collectively referred to as the "Parties") -

The persons appeared requested this Deed including its Annexes to be recorded in the English language. The acting Notary Public who is in sufficient command of the English language ascertained that the persons appeared are also in command of the English language. After having been instructed by the acting Notary, the persons appeared waived the right to obtain the assistance of a sworn interpreter and to obtain a certified translation of this Deed including the Annexes hereto.

The Notary Public confirms that he has asked the participiants if there has been a prior involvement in the meaning of Article 233 Section 1 Chiffer 4 of the Introductory Act of the Canton Basel-Stadt to the Swiss Civil Code and Section 3
Section 1 Chiffer 7 of the German Act on Notarization. This question was answered in the negative.

The persons appeared asked for the Notarization of the following:

                                TABLE OF CONTENTS

Preamble...............................................................................................1

1.   FACTS; SUBJECT OF TRANSACTION.....................................................................2

2.   SALE AND TRANSFER OF SHARES AND INTERESTS BY SELLERS..............................................3

3.   CLOSING DATE......................................................................................4

4.   PURCHASE PRICE....................................................................................4

5.   COVENANTS; ANTITRUST FILINGS......................................................................5

6.   CLOSING DELIVERIES................................................................................8

7.   REPRESENTATIONS AND WARRANTIES OF SELLERS.........................................................9

8.   REPRESENTATIONS AND WARRANTIES OF PURCHASERS.....................................................12

9.   POST-CLOSING COVENANTS...........................................................................13

10.  INDEMNIFICATION FOR BREACHES OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION
      PROCEDURES......................................................................................18

11.  OTHER INDEMNIFICATIONS...........................................................................22

12.  TAX MATTERS......................................................................................22

13.  GUARANTIES.......................................................................................31

14.  NOMINATION OF REPRESENTATIVES....................................................................31

15.  TERMINATION OF JVA; TERMINATION OF REGISTRATION AGREEMENT........................................32

16.  EXPENSES AND FEES................................................................................33

17.  GOVERNING LAW....................................................................................33

18.  DISPUTE RESOLUTION...............................................................................33

19.  NOTICES..........................................................................................35

20.  MISCELLANEOUS....................................................................................36

LIST OF DEFINED TERMS

3M.....................................................................ii
3M Business.............................................................1

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                                       v


3M Permitted Designee..................................................36
Agreement...............................................................2
Antitrust Filings.......................................................6
Applicable C-Group.....................................................15
Basket.................................................................19
Business................................................................1
Buyer 1...............................................................iii
Cap I..................................................................18
Cap II.................................................................19
Caps...................................................................19
Celanese................................................................i
Celanese Bank Account...................................................9
Celanese Non-Executive Directors........................................9
C-Group.................................................................7
C-Group Indemnified Parties.............................................7
Claiming Party.........................................................19
Closing.................................................................4
Closing Date............................................................4
Code...................................................................30
Confidential Information...............................................14
Contractual Interest....................................................5
De Minimus.............................................................19
Disputant..............................................................33
Disputants.............................................................33
Dyneon Class B Equity Interest..........................................2
Dyneon Class C Equity Interest..........................................2
GmbH....................................................................2
GmbH Share..............................................................2
Hoechst.................................................................1
Hoechst Business........................................................1
Hoechst JV Parties.....................................................24
Indemnifying Party.....................................................19
Joint Venture...........................................................1
JV Companies............................................................1
JVA.....................................................................1
LLC Agreement...........................................................2
LLC Taxes..............................................................24
Parties...............................................................iii
Purchase Price..........................................................4
Purchasers............................................................iii
Purchasers' Known JV Claims............................................13
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                                       vi


Retained Liabilities....................................................7
Returns................................................................22
Seller 1...............................................................ii
Seller 2...............................................................ii
Seller 3...............................................................ii
Seller Indemnifying Parties............................................18
Seller Indemnifying Party..............................................18
Sellers................................................................ii
Sellers' Known JV Claims...............................................12
Sold Interests..........................................................3
Structural Tax Principle...............................................23
Tax....................................................................22
Tax Indemnified Party..................................................25
Tax Indemnifying Party.................................................25
Tax Matter.............................................................26
Tax Referee............................................................29
Taxes..................................................................22

LIST OF ANNEXES

Annex 1             Organizational Structures

Annex 2.1           Approval Letter by Dyneon LLC and Dyneon N.V.
Annex 6.1(b)        Consent of Management Board of the Hoechst Pension Fund
Annex 6.1(c)        Hoechst Letter
Annex 6.1(d)        Hoechst Insurance Consent Letter
Annex 6.1(e)        Celanese Non-Executive Directors
Annex 10.13         Purchasers' list of persons whose knowledge of breaches of representations and warranties is relevant

Preamble

         WHEREAS, Hoechst Aktiengesellschaft ("Hoechst") and 3M have entered into a Joint Venture Agreement on July 8, 1996 as amended (the "JVA") to combine Hoechst's business of the research, development, production, marketing and sale of fluoromonomers and fluoropolymers (the "Hoechst Business") and 3M's respective business relating to fluoromonomers, fluoroelastomers and additives (the "3M Business") and thereby to create one or more new business enterprises (the "Joint Venture");

         WHEREAS, the Joint Venture is consisting of four legal entities: Dyneon GmbH, a corporation organized under the laws of Germany, Dyneon LLC, a limited liability company organized under the laws of Delaware, Dyneon SA/NV being a fully-owned subsidiary of Dyneon GmbH and Dyneon LLC, a corporation organized under the laws of Belgium, and Dyneon BV being a fully-owned subsidiary of Dyneon LLC, a corporation organized under the laws of the Netherlands (collectively the "JV Companies");

         WHEREAS, the Joint Venture is conducting its business (the "Business") on a stand-alone basis;

         WHEREAS, Hoechst until recently has been holding its interest in the Joint Venture by directly holding an interest in Dyneon GmbH and indirectly through Seller 2 and Seller 3, which is a wholly-owned subsidiary of Seller 2;

         WHEREAS, Hoechst has recently undergone a restructuring and has first transferred all of its interests in the Joint Venture directly or indirectly to Seller 1 (partially through Seller 1's acquisition of Seller 2) with legal effect as of July 29, 1999 and has transferred with effect as of October 22, 1999 all outstanding shares in Seller 1 to Celanese by way of general successorship (Gesamtrechtsnachfolge);

         WHEREAS, under the restructuring of Hoechst referred to above, all rights and obligations of Hoechst under the JVA have been transferred to and assumed by Celanese, with Hoechst remaining liable as a guarantor for the obligations under the JVA that have been transferred to Celanese as a result of the demerger of Hoechst's legal position into Celanese.

         WHEREAS, the organizational structures of the aforementioned entities are as set forth in Annex 1 hereto;

         WHEREAS, 3M has expressed a general interest to become the sole owner of the Joint Venture and Celanese has expressed a general interest to sell to 3M all of its interest in the Joint Venture, all as set forth in more detail in a letter of intent dated October 8, 1999;

         NOW, THEREFORE, in consideration of the premises and of the mutual agreements hereinafter set forth, each of the parties agrees to this Purchase and Assignment Agreement (this "Agreement") as follows:

1.       FACTS; SUBJECT OF TRANSACTION

         1.1 Seller 1 is as of the date hereof the owner of one share in a nominal value of DM 4,874,700 representing 97.49% of the capital and 38.4% of the voting rights (384 votes) in Dyneon GmbH (the "GmbH Share"), a limited liability corporation organized and existing under the laws of the Federal Republic of Germany, registered with the commercial register of the Amtsgericht Traunstein under No. HR B 9749 (the "GmbH"), whose stated share capital amounts to DM 5,000,000 and the remaining outstanding shares of the GmbH are held by Buyer 1 and Dyneon LLC.

         1.2 Seller 2 is as of the date hereof the owner of the Class B Equity Interest representing a voting interest of 38.4% in Dyneon LLC and an interest in the Capital Account as defined in the Limited Liability Company Agreement of Dyneon LLC dated as of August 1, 1996 (the "LLC Agreement") in Dyneon LLC (collectively the "Dyneon Class B Equity Interest"), a limited liability company organized and existing under the laws of Delaware, with place of business in Oakdale, Minnesota.

         1.3 Seller 3 is as of the date hereof the owner of the Class C Equity Interest representing a voting interest of 7.6% in Dyneon LLC and an interest in the Capital Account in Dyneon LLC, as defined in the LLC Agreement (the "Dyneon Class C Equity Interest").

(The GmbH Share, the Dyneon Class B Equity Interest and the Dyneon Class C Equity Interest are hereinafter collectively referred to as the "Sold Interests").

2.       SALE AND TRANSFER OF SHARES AND INTERESTS BY SELLERS

         2.1 Seller 1 hereby sells to Buyer 1 and Buyer 1 hereby purchases from Seller 1 with effect as of the Closing Date the GmbH Share including all dividend rights and all other ancillary rights related to the GmbH Share.

Subject to the terms and conditions of this Agreement, Seller 1 hereby assigns to Buyer 1 the GmbH Share with effect in rem as of the Closing Date and Buyer 1 hereby accepts such assignment; provided that the transfer of the GmbH Share from Seller 1 to Buyer 1 shall in any case be subject to the condition precedent that Celanese has received on the Closing Date the full amount of the Purchase Price due to the Sellers under Section 4.1 below.

Seller 1 and Buyer 1 hereby approve the aforementioned transfer of the GmbH Share to Buyer 1 in accordance with the articles of Dyneon GmbH. Dyneon LLC and Dyneon N.V. have approved such transfer pursuant to a letter as of December 23, 1999, a copy of which is attached hereto as Annex 2.1 for evidence purposes only.

         2.2 Seller 2 hereby sells to 3M (or to a 3M Permitted Designee pursuant to Section 20.6 of this Agreement), and 3M (or such 3M Permitted Designee) hereby purchases from Seller 2 with effect as of the Closing Date the Dyneon Class B Equity Interest including all dividend rights and all other ancillary rights related to the Dyneon Class B Equity Interest.

         Subject to the terms and conditions stated hereinafter, Seller 2 shall transfer to 3M (or such 3M Permitted Designee) the Dyneon Class B Equity Interest at the Closing Date and 3M (or such 3M Permitted Designee) shall accept such transfer; provided that the transfer of the Dyneon Class B Equity Interest from Seller 2 to 3M (or such 3M Permitted Designee) shall in any case be subject to the condition precedent that Celanese has received on the Closing Date the full amount of the Purchase Price due to the Sellers under Section 4.1 below.

         2.3 Seller 3 hereby sells to 3M (or to a 3M Permitted Designee pursuant to Section 20.6 of this Agreement), and 3M (or such 3M Permitted Designee) hereby purchases from Seller 3 with effect as of the Closing Date the Dyneon Class C Equity Interest, including all dividend rights and all other ancillary rights related to the Dyneon Class C Equity Interest.

         Subject to the terms and conditions stated hereinafter, Seller 3 shall transfer to 3M (or such 3M Permitted Designee) the Dyneon Class C Equity Interest at the Closing Date and 3M (or such 3M Permitted Designee) shall accept such transfer; provided, that the transfer of the Dyneon Class C Equity Interest from Seller 3 to 3M (or such 3M Permitted Designee) shall in any case be subject to the conditions precedent that Celanese has received on the Closing Date the full amount of the Purchase Price due to the Sellers under Section 4.1 below.

3.       CLOSING DATE

The closing of all transactions contemplated by this Agreement (the "Closing") shall take place on December 28, 1999. The date of the Closing is referred to herein as the "Closing Date".

4.       PURCHASE PRICE

         4.1 The purchase price owed by 3M and Buyer 1 to the Sellers as consideration for the sale and transfer of the Sold Interests hereunder, amounts to an aggregate of US$ 338,500,000 plus Contractual Interest, if any (the "Purchase Price").

The Purchase Price shall be allocated as follows:

US$ 282,309,000 (i.e., 83.4% of the Purchase Price) shall be allocated to the GmbH Share;

US$ 30,000,000 (i.e., 8.9% of the Purchase Price) shall be allocated to the Dyneon Class B Equity Interest; and

US$ 26,191,000 (i.e., 7.7% of the Purchase Price) shall be allocated to the Dyneon Class C Equity Interest.

         "Contractual Interest" shall mean interest at a rate of EURIBOR (six months) plus five percent (5%) calculated for the outstanding US$ amount of the Purchase Price for the period between the Closing Date and receipt of the full amount of the Purchase Price by Celanese in accordance with Section 6.2 of this Agreement, and which interest shall be calculated on the basis of actual days elapsed divided by 360 to be compounded semi-annually.

         4.2 Purchasers and Sellers hereby confirm that they have freely negotiated the Purchase Price and the allocation thereof among the Sold Interests and believe that such Purchase Price and allocations represents a fair value of the Sold Interests. The Purchase Price is not subject to any adjustment other than any indemnifications to be paid by the Sellers under this Agreement. Subject to the foregoing, each of Purchasers and Sellers hereby waive any rights they may have in respect of renegotiating the Purchase Price, including as a result of any events not known to them as of the date hereof or occurring after the date hereof. The Parties hereby agree to report or cause to be reported, as applicable, the sale and purchase of the Sold Interests for all United States federal, state, local and non-United States Tax purposes in a manner consistent with such Purchase Price (including any adjustments thereto under this Agreement) and such allocation thereof, and not take or cause to be taken, as applicable, any position on any Return or in any Tax Matter that is inconsistent with such Purchase Price (including any adjustments thereto under this Agreement) or such allocation thereof, except as may be required by applicable law, without the consent of 3M or Celanese, as the case may be.

         4.3 Purchasers cannot offset against the Purchase Price any claims they may have or exercise a right of retention unless the counterclaim or right of Purchasers, as the case may be, is undisputed or non-appealable.

5.       COVENANTS; ANTITRUST FILINGS

         5.1 Indemnification in connection with resignations. Celanese shall indemnify each of the JV Companies with respect to any present, future, vested and non-vested claims, if any, of the Celanese Non-Executive Directors (as defined in Section 6.1(e), relating to the termination of such non-executive function.

         5.2 No Distributions of Profits. It is understood and agreed by the Sellers that the profits of the JV Companies earned in 1999 or any other retained profits will not be distributed to any of the Sellers after the date hereof and will remain in the Joint Venture.

         5.3 Antitrust Filings. With respect to any necessary antitrust filings the following is agreed:

                  5.3.1 Celanese and 3M have filed or caused to be filed with antitrust authorities in the United States, Germany, and Italy, the notifications required to be filed under said laws or regulations that are applicable to the transactions contemplated hereby (collectively, the "Antitrust Filings"). Celanese and 3M shall diligently cooperate and respond to any requests for additional information made by any applicable antitrust authorities in a timely, complete and correct manner. The Parties confirm that they have received notification of early termination from (i) the Federal Trade Commission in the United States under the Hart Scott Rodino Antitrust Improvements Act and (ii) the Federal Cartel Office in Germany. The Parties confirm to each other that this transaction can be consummated in accordance with the laws of the United States and Germany.

                  5.3.2 With respect to the pending filing with the antitrust authorities in Italy, each party shall promptly notify the other party of any material communication to that party from the Italian antitrust authority and consult with the other party regarding any proposed communication to such antitrust authority. Each party shall consult with the other regarding any meeting with the Italian antitrust authority in respect of any filings, investigation or other inquiry, and to the extent appropriate give the other party the opportunity to attend and participate thereat. Subject to the joint defense privilege, each of the Parties will coordinate and cooperate fully with the other in exchanging such information (either directly or through counsel) and providing such assistance as the other may reasonably request in connection with the foregoing or in connection with other consents necessary to consummate the transactions contemplated hereby. Subject to the joint defense privilege, counsel for the parties may exchange copies of correspondence, filings or communications (or memoranda setting forth the sub-stance thereof) between such party or any of its representatives, on the one hand, and the Italian antitrust authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

         5.4 If and to the extent (i) Celanese and any of its affiliates other than the JV Companies (collectively the "C-Group") is held liable for any liability which is incurred as a result of any activities of the JV Companies or their predecessors and under the JVA is a liability of the Joint Venture including indemnification claims time barred under the JVA and (ii) the C-Group is precluded by operation of law to hold the JV Companies responsible for such liability, then 3M agrees to indemnify any company of the C-Group, (collectively the "C-Group Indemnified Parties") from and against all liabilities and losses such C-Group Indemnified Parties may have or incur in any connection therewith, except for any claims (A) for which Hoechst has granted indemnification under the JVA including but not limited to, Retained Liabilities (as defined in Section 13.1 of the JVA) and (B) any claims for which Seller 1, Seller 2 or Seller 3 have granted indemnification to 3M or Buyer 1 under this Agreement and which have not been time barred as of the time a C-Group Indemnified Party makes a claim. In furtherance of, and subject to the limitations set forth in the foregoing sentence, 3M agrees to hold the C-Group Indemnified Parties free and harmless from and against any and all claims by any person who is a beneficiary of any guaranty (or understanding having the effect of a guaranty) made by any of the C-Group Indemnified Parties with respect to, and for the benefit of, the JV Companies and their affiliates and outstanding on the Closing Date if the C-Group is precluded by law from holding the JV Companies liable for indemnification in respect of such claims. The indemnification of the C-Group provided in this Section 5.4 shall include liability of the C-Group arising from claims by Hoechst or its affiliates against the C-Group covered by the subject matter of this Section 5.4. The Parties intend that this Section 5.4 does not otherwise change or increase the liability of 3M or the Joint Venture under the JVA but rather clarifies the intent of the Parties on the handling of a liability arising out of the Joint Venture that is imposed on C-Group solely by operation of law.

         5.5 Promptly after the Closing, Seller 1 and Buyer 1 will jointly inform the management of Dyneon GmbH of the completion of the transfer of the GmbH

Share to Buyer 1 in accordance with Section 16 of the Limited Liability Company Act (GmbHG).

         5.6 The Parties waive and release the JV Companies from all claims and liabilities (whether or not asserted) relating to or arising directly or indirectly from the termination, prior to the Closing, of any sales agency or distribution agreements between affiliates of the Parties and any of the JV Companies and agree that none of the Parties or any of their affiliates or predecessors will take any action against any of the other Parties or the JV Companies in connection with any such termination. In the event that either Party is in breach of this Section 5.6, the provisions of Section 11 shall apply.

6.       CLOSING DELIVERIES

         6.1 At the Closing, Celanese shall deliver to 3M the following documents, the receipt of which is confirmed by 3M.

                  (a) All necessary transfer documents reasonably required to transfer the Dyneon Class B Interest and the Dyneon Class C Interest;

                  (b) Written consent of the Management Board of the Hoechst Pension Fund to the continued participation of the employees of Dyneon GmbH in the Hoechst Pension Fund in the form attached as Annex 6.1(b);

                  (c) Letter agreement from Hoechst to 3M regarding continued obligations of Hoechst in the form attached as Annex 6.1(c);

                  (d) Consent to the transaction contemplated hereby from Hoechst insurance carriers and agreement by Hoechst to cooperate with 3M with respect to insurance claims arising in connection with the JV Companies, their business or their assets prior to the Closing as set forth in the form attached as Annex 6.1(d); and

                  (e) The resignation of all or certain board members or members of other committees of each of the JV Companies which are freely designated by Celanese or any of its affiliates (other than companies being part of the Joint Venture) and which are not employees or managers of the JV

         Companies (the "Celanese Non-Executive Directors") listed in Annex 6.1(e) and with effect as of the Closing Date.

         6.2 At the Closing, 3M (i) shall pay the full amount of the Purchase Price due to the Sellers under Section 4.1 and (ii) shall cause Dyneon LLC to pay to Seller 3 the outstanding receivable in the amount of US$ 14.9 million owed by Dyneon LLC to Seller 3, which amount Seller 3 directs to be paid to the Celanese Bank Account (as hereinafter defined) and which payment shall satisfy in full and release Dyneon LLC from all payment obligations in connection therewith. The payments referred to in this Section 6.2 shall be effected at the Closing by wire transfer of immediately available funds free of charge, with full value as of the Closing Date and without any restrictions to the following bank account of Celanese: Chase Manhattan Bank, New York, ABA 021000021 in the account of CNA Holdings Inc. account number 322-002990, or as otherwise directed by Celanese in writing no later than three business days prior to the Closing Date (the "Celanese Bank Account"). The Sellers hereby acknowledge that such payment shall release Purchasers from all payment obligations under Section 4.1 to the Sellers.

7.       REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers (each Seller only with regard to itself or, respectively, to the shares of the companies sold by it) hereby represent and warrant as of the Closing Date or such other date as expressly referred to hereinafter, unless disclosed to 3M in writing by a member of the management board of Celanese or otherwise known by 3M (in accordance with Section 10.13 of this Agreement) on or before the date of this Agreement and excluding any additional statutory warranty claims, that the following is true and correct:

         7.1 Seller 1 is a corporation duly organized and validly existing under the laws of Germany, Seller 2 is a corporation duly organized and validly existing under the laws of the State of Delaware and Seller 3 is a corporation duly organized and validly existing under the laws of the Commonwealth of Pennsylvania, and the execution and delivery of this Agreement does not and the consummation of the transactions contemplated herein will not conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under their respective certificates of incorporation or by-laws or any agreement or instrument or a violation of any law or regulation, foreign or domestic, under which they are bound or to which they are subject.

         7.2 This Agreement has been approved on the part of Sellers by all requisite corporate action and the instruments and documents referred to herein and the transactions contemplated hereby have been approved by all requisite corporate action of Sellers. This Agreement constitutes the valid and binding obligation of Sellers, enforceable in accordance with its terms, without any further condition unless otherwise specified herein except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         7.3 Immediately prior to the Closing, Sellers will be the sole owner of the Sold Interests; such interests are free and clear of all liens (other than transfer restrictions agreed with 3M or any of its affiliates, if any, or resulting from local legal requirements). Sellers further represent and warrant that the Sold Interests constitute 100% of the Sellers' equity interests in the Joint Venture.

         7.4 There are no assets, including but not limited to, intellectual property rights, and other rights, contracts or permits used in the Business that are owned, held by or licensable by Hoechst, Celanese or any of their respective majority owned affiliates (other than the InfraServ companies) that will not be transferred to the Purchasers under this Agreement, except on the basis of valid written agreements, the absence of which agreements would have a material adverse effect on the Business. Except for assets assigned, transferred or licensed to the Joint Venture through the Hoechst Technology Transfer and License Agreement (which is an Ancillary Document as that term is defined in the JVA), the foregoing representation and warranty does not apply to assets of the engineering resins business of Sellers known as Ticona, wherein the term "engineering resins" includes compounded engineering resins that contain fluoropolymer as an additive or filler, including, for example, compounds that contain wholly or partially oxidized polyphenylene sulfide (PPSO2) and fluoropolymer, such as the compounds sold under the trademark Ceramer(R).

         7.5 Except with respect to the Antitrust Filings, merger control, foreign investment and foreign securities and exchange legislation, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority or any other person or entity is required to be made or obtained by Sellers or Hoechst in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to be made or obtained would not reasonably be expected to prevent or delay the Closing.

         7.6 To Sellers' best knowledge, there are no claims, proceedings or litigation matters pending or threatened, and Sellers are not aware of any facts which, as far as Sellers can reasonably foresee, would give rise to any liability or litigation, claim or proceeding that individually or in the aggregate, would have a material adverse effect on the continued operation of the Joint Venture taken as a whole, or which might reasonably be expected to affect the consummation of the transactions contemplated by this Agreement.

         7.7 To Sellers' best knowledge, no representation or warranty made by Sellers in this Agreement nor any statement contained in any document or certificate furnished or to be furnished pursuant hereto or thereto by Sellers, concerning the Sold Interests, considering all the representations, warranties and statements of Sellers in this Agreement in total, contains, or will contain, any untrue statement of material fact, or omits, or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, which in any case would materially adversely affect the financial condition of the Joint Venture taken as a whole.

         7.8 None of the Sellers nor any of Sellers' affiliates have paid or become obligated to pay any fee or commission to any broker, finder or intermediary in connection with the transactions contemplated hereby.

         7.9 To Sellers' best knowledge, none of the Sellers has as of the date hereof a claim against any one or more of Purchasers or against any one or more of the JV Companies for patent infringement, misappropriation of trade secret, breach of confidential disclosure agreement, or trademark infringement arising from any aspect of the JV Companies' current business.

         7.10 To Sellers' best knowledge, none of the Sellers is aware of any asserted or potential claim by a third party against any one or more of Purchasers or against any one or more of the JV Companies for patent infringement, misappropriation of trade secret, breach of confidential disclosure agreement, or trademark infringement arising from any aspect of the JV Companies' current business which claim would have a material adverse effect, taking the JV Companies as a whole, on the Business.

         7.11 None of the Sellers has taken any action that will limit or compromise any intellectual property including but not limited to any patent application or patent that is owned by a JV Company and that is material to the Business.

         7.12 To Sellers' best knowledge, none of the Sellers nor any of Sellers' majority owned affiliates have any claim for indemnification arising from a breach of the JVA by the Purchasers (except for Purchasers to install engineering controls in accordance with Section 12.4(a) and (b) of the JVA) or any of their majority owned affiliates (the "Sellers' Known JV Claims"), and Sellers hereby waive, also on behalf of their majority owned affiliates, any and all such Sellers' Known JV Claims.

8.       REPRESENTATIONS AND WARRANTIES OF PURCHASERS

         Purchasers represent and warrant to Sellers that as of the date hereof and the Closing Date:

         8.1 Both Purchasers are corporations duly organized, validly existing and in good standing with the laws of the jurisdiction of their incorporation, and the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated herein will not, conflict with or result in a breach of the terms, conditions or provisions of or constitute a default under their respective certificates of incorporation or by-laws or any agreement or instrument or a violation of any law or regulation, foreign or domestic, under which they are bound or to which they are subject.

         8.2 This Agreement has been approved on the part of Purchasers by all requisite corporate action, if necessary, including Board of Directors approval, and the instruments and documents referred to herein and the transactions contem-plated hereby have been approved by any requisite corporate action of Purchasers. This Agreement constitutes the valid and binding obligation of Purchasers, enforceable in accordance with its terms, without any further condition unless otherwise specified herein, except to the extent that enforceability may be limited by bankruptcy, insolvency or other similar laws affecting creditors' rights generally.

         8.3 Except with respect to the Antitrust Filings, merger control, foreign investment and foreign securities and exchange legislation, no consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental or regulatory authority or any other person or entity is required to be made or obtained by Purchasers in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to be made or obtained would not reasonably be expected to prevent or delay the Closing.

         8.4 To Purchasers' best knowledge neither Purchaser nor any of their majority owned affiliates have any knowledge as of the date hereof of any claim for indemnification arising from a breach of the JV Agreement by the C-Group or by Hoechst (the "Purchasers' Known JV Claims") and Purchasers hereby waive also on behalf of their majority owned affiliates any and all such Purchasers' Known JV Claims. Notwithstanding the foregoing, this Section 8.4 shall not apply to any claims arising from any Retained Liabilities of Hoechst, Celanese or their affiliates, even if Purchasers or any of its majority owned affiliates have knowledge of such claims.

9.       POST-CLOSING COVENANTS

         9.1 The Parties agree as follows with respect to the period following the Closing.

                  (a) General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of the Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor un-der Section 10 below). Sellers acknowledge and agree that from and after the Closing, the Purchasers will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Joint Venture, with the exception of documents which Sellers are obliged to keep for legal reasons, in which case Sellers will provide Purchasers, upon reasonable request of Purchasers, with copies at the cost and expense of Purchasers.

                  (b) Litigation Support. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand initiated by a third party in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Joint Venture, each of the other Parties will cooperate with the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 10 or Section 12 below).

                  (c) Transition. Sellers agree that, during the period of non-competition as set forth in Section 9.1(e), they shall not actively discourage, any person, firm, corporation or business entity from doing business with the JV Companies or otherwise tortuously interfere with actual or potential business relationships between the JV Companies and any person, firm, corporation or other business entity.

                  (d) Confidentiality. Except with respect to tax or antitrust authorities, the Parties will treat and hold as confidential any information received pursuant to this Agreement ("Confidential Information") until the fifth anniversary of the Closing Date and, refrain from using any of the Confidential Information except in connection with this Agreement or in connection with the ordinary course of business of the JV Companies, subject to the re-maining provisions of this paragraph and, except as required by law or the rules of any stock exchange or governmental or other regulatory authority, including the requirement to make a disclosure of the value of the consideration in the published accounts of either party. In the event that any of the Sellers is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the party concerned will notify the other Parties promptly of the request or requirement so that the parties concerned may seek an appropriate protective order or waive compliance with the provisions of this
         Section 9.1(d). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the parties are, on the advice in writing of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, the party concerned may disclose the Confidential Information to the tribunal; provided, however, that the disclosing party shall use its reasonable best efforts to obtain, at the request of other Parties, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the other Parties shall designate. The obligations to maintain Confidential Information and Know-How in confidence in accordance with the Hoechst Technology Transfer and License Agreement are covered by that agreement and shall survive in accordance with its terms and conditions.

                  (e)      Covenant Not to Compete.

                  (1) For a period of two (2) years from and after the Closing Date, Celanese and its majority owned affiliates, (collectively the "Applicable C-Group"), will not engage directly or indirectly in any business within the worldwide scope of the Business which would compete with the Business as conducted and as presently planned to be conducted at the Closing Date; provided, however, that nothing contained herein shall prevent the Applicable C-Group from conducting any business that it was permitted to conduct during the term of the JVA and as set forth in Section 14.1(b) of the JVA. Nothing herein shall prevent the Applicable C-Group from using or disclosing its own intellectual property (including Know-how) which it li-censed to any of the JV Companies on a non-exclusive basis, provided that such use or disclosure is consistent with Section 14.1(b) of the JVA. It is understood that this non-compete shall not apply to activities undertaken by Sellers in connection with the engineering resins business known as Ticona, wherein the term "engineering resins" includes compounded engineering resins that contain fluoropolymer as an additive or filler, including, for example, compounds that contain wholly or partially oxidized polyphenylene sulfide (PPSO2) and fluoropolymer, such as the compounds sold under the trademark Ceramer(R). As used above, the term "additive" or "filler" means an ingredient comprising less than fifty weight percent (50%) of the total composition, with the one exception that, with respect to Ceramer products, polytetrafluoroethylene (ptfe) will be considered a filler in compounded engineering resins in which the polymer content is ptfe and at least twenty weight percent (20%) PPSO2.

                  (2) The restrictions in this Section shall not (i) prohibit the Applicable C-Group (hereafter, the "Acquiring Party") from making an acquisition or merger that includes an entity or assets engaged in manufacturing, marketing or selling Products as defined in the JVA (hereafter, the "Competing Business"), as long as the annual revenues attributable to the Competing Business do not exceed twenty-five (25) % of the annual revenues of the acquired entity or assets and prior written notice of the proposed acquisition is given to 3M at least twenty-one (21) days prior to consummation of the acquisition or (ii) be applicable if Celanese is either acquired by a company with a larger market capitalization than Celanese (at the time of the consummation of such transaction) or consummates a "merger of equals" business combination with a third party, provided, however, in such event the term of the non-solicitation period described in Section
         9.2 shall automatically be extended for a period of two (2) years from the date of consummation of such transaction and the date specified in clause (i) of Section 9.2 shall be the date of the consummation of such transaction.

                  (3) Notwithstanding any other provision of this Agreement, each party shall be entitled to enforce its rights under this Section 9.1(e) specifically to recover damages by reason of any breach of any provision of this

         Section 9.1(e) and to exercise all other rights existing in its favor. The Parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Section 9.1(e) and that each party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting a bond or other security) in order to enforce or prevent any violation of the provisions of this Section 9.1(e), provided that if any breach by the Applicable C-Group of its obligations set forth in this section 9.1(e) is the result of an acquisition, merger or other business combination, then the Applicable C-Group may cure the breach within a period of six (6) months from the date such breach occurs. During such six-month cure period, the Purchasers may not pursue remedies of specific performance and/or injunctive relief without, however, any prejudice to any of the Purchasers' rights, including the right to obtain money damages.

                  (4) This covenant shall be binding upon the Applicable C-Group, and any successor to the Applicable C-Group by way of general successorship (Gesamtrechtsnachfolge), including without limitation, third parties that have succeeded to the assets or business of the Applicable C-Group through corporate reorganizations, including demergers.

                  (5) If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.1(e) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         9.2 Non-Solicitation. Without the prior written consent of the Purchasers, for a period of two (2) years after the Closing Date (or such longer period as set forth in Section 9.1(e)(2)) Sellers shall not (and will cause their affiliates not to) directly or indirectly solicit, offer to employ or hire any employee of the JV Compa-nies (i) as of December 1, 1999 who remains an employee of the JV Companies for such time period, (ii) who has become an employee of the Purchasers or the JV Companies during such time period, or (iii) who has terminated such employment without the consent of Purchasers or resigned within such time period.

10. INDEMNIFICATION FOR BREACHES OF REPRESENTATION AND WARRANTIES; INDEMNIFICATION PROCEDURES

         10.1 The provisions of this Section 10 shall apply to all claims for indemnification made by 3M and/or Buyer 1 against Celanese, Seller 1, Seller 2 and/or Seller 3 pursuant to Section 7 of this Agreement and against Celanese pursuant to Section 13.2 of this Agreement. (For the avoidance of doubt the indemnification claims relating to or arising from Section 12 (Tax Matters), are exclusively governed by Section 12 of this Agreement except as expressly set forth in Section 10.2 of this Agreement.) All caps on liability, including caps on liability under the tax indemnification in Section 12 of this Agreement, shall be governed by this Section 10. If Sellers breach any of the representations and warranties in Section 7 of this Agreement, subject to
Section 10.2 of this Agreement, Sellers may take all such actions as shall be necessary or desirable to cure the breach, including obtaining licenses and covenants not to sue under intellectual property.

         10.2     If Sellers fail to cure the breach in accordance with Section
10.1 above within a period of thirty (30) days (or, in the case of a breach that is not capable of remedy, immediately) after notification by 3M (also exclusively on behalf of Buyer 1) or if Sellers breach any of the representations and warranties in Section 7 of this Agreement, whether or not cured, the Seller that is the breaching party (such Seller, the "Seller Indemnifying Party" and, all Sellers, collectively, the "Seller Indemnifying Parties") shall indemnify and hold harmless 3M and its affiliates, including the JV Companies, from all liabilities or losses in connection therewith which have not been remedied in full by any cure or undertaking; provided that the aggregate amount for which the Seller Indemnifying Parties taken as a whole shall be liable under this Section 10 shall in the case of a breach of a representation or warranty set forth in Sections 7.4 through 7.12 of this Agreement in no event exceed 75% of the Purchase Price ("Cap I") and the overall liability of the Seller Indemnifying Parties for all breaches of representations and warranties in Section 7 and for all liabilities set forth in Section 12 (Tax Matters) shall in no event exceed the Purchase Price ("Cap II", together with Cap I, the "Caps"); and provided further that Purchasers may in any event only claim damages in respect of such a breach of a representation or warranty if the individual claim exceeds US$ 30,000 (the "De Minimus") and the aggregate of all individual claims exceeds US$ 300,000 (the "Basket"), and then the Seller Indemnifying Parties shall indemnify Purchasers for all claims (excluding the De Minimus) including those claims aggregated in the Basket. It is understood that any indemnification granted and actually paid by a Seller Indemnifying Party pursuant to this
Section 10.2 shall reduce the liability of the Seller Indemnifying Parties under the Caps. With respect to any damage or loss arising out of a breach of the representations and warranties set forth in Sections 7.6, 7.10 or 7.7 (to the extent it covers subject matters of Sections 7.6 or 7.10) of this Agreement, the liability of the Seller Indemnifying Parties is limited to 46% of the respective damage without affecting other liabilities agreed in this Section 10. Any liabilities or losses relating to a breach of the covenants contained in this Agreement, shall not be subject to any Cap or the Basket limitations contained in this Section 10.

         10.3 In the event the Purchasers are in breach of any representation under Section 8 of this Agreement, the party in breach shall indemnify the Sellers for any loss as a result thereof upon the same terms and subject to the same limitations (including, but not limited to, the De Minimus and Basket and subject to a Cap equal to the Purchase Price) as those applicable to the Sellers pursuant to Section 10.1 and 10.2 of this Agreement.

         10.4 If any party seeks indemnification under any provisions of this Agreement (a "Claiming Party") with respect to claims resulting from the assertion of liability by third parties, the Claiming Party shall give written notice to the party from whom such indemnification is sought (the "Indemnifying Party") within forty-five (45) days after an officer of the Claiming Party becomes aware of any such claim. The Parties shall then mutually agree whether and which steps to take to defend themselves against such claims. If requested by the Indemnifying Party, the Claiming Party concerned shall defend themselves or itself against such claims as directed by the Indemnifying Party (including the retaining of an outside counsel, reasonably acceptable for the Claiming Party - as proposed by the Indemnifying Party); provided that the Indemnifying Party agrees to bear the costs connected therewith (except that, general administration costs of the Claiming Party shall always be borne by the Claiming Party).

         10.5 Any claims of a Claiming Party pursuant to this Agreement which does not result from a third party claim set forth in Section 10.4 above shall be asserted by written notice from the Claiming Party to the Indemnifying Party within forty-five (45) days of first learning of the claim and specifying that the Claiming Party is seeking indemnification pursuant to this Agreement. All such claims that are not timely asserted pursuant to this Section 10 shall be deemed to be forever waived only to the extent that the Indemnifying Party suffers a loss solely due to the delay. The Claiming Party's written notice shall contain the material information as the Claiming Party has in its possession regarding the alleged claim. The Indemnifying Party shall have a period of forty-five (45) days (or such shorter time period as may be required by law as indicated by the Claiming Party in the written notice) within which to respond thereto.

         10.6 If the Indemnifying Party accepts responsibility to make payment for the loss, it shall have no further right, with respect to the Claiming Party, to contest whether the Indemnifying Party is responsible for the claim. If the Indemnifying Party does not respond within the 45-day (or lesser) period contemplated in Section 10.4 or 10.5 (as applicable) or rejects in writing such claim in whole or in part, then the Claiming Party shall be free to pursue resolution as provided in Section 18 (Dispute Resolution) hereof within six months of such failure to respond or receipt of such rejection or such claim will be time barred.

         10.7 Subject to Section 10.6, any claims of Purchasers pursuant to this Section 10 in connection with Sections 7.4 through 7.12 of this Agreement and any claims of Sellers pursuant to this Section 10 in connection with Sections 8.3 and 8.4 of this Agreement shall be time-barred after the first anniversary of the Closing Date. Subject to Section 10.6, any other claims of Purchasers or Sellers pursuant to this Section 10 shall be time-barred after the tenth anniversary of the Closing Date.

         10.8 The Claiming Party shall ensure that all commercially reasonable steps are taken which are necessary to mitigate the amount of any liability of the Indemnifying Party under this Agreement.

         10.9 Any breach of a representation or warranty under this Agreement is exclusively being indemnified pursuant to this Section 10. In furtherance of the foregoing, Purchasers and Sellers hereby waive to the fullest extent permitted under applicable law any and all other statutory or contractual claims against the other party hereto relating to the subject matter of this Agreement not covered by this Agreement. As amplification and without limitation, any claims based on positive Vertragsverletzung and culpa in contrahendo and any claims of Purchasers for cancellation (Wandlung) and rescission (Rueckabwicklung) or challenge (Anfechtungsrechte) of this Agreement, except for the challenge because of malicious deceit (Anfechtung wegen arglistiger Taeuschung), are expressly excluded.

         10.10    Any liability for a breach of representations pursuant to this
Section 10 is excluded if and to the extent the underlying circumstances (i) are accrued for in the September 30, 1999 balance sheet of the Joint Venture, (ii) will be settled within a reasonable time by corresponding performances of third parties, in particular by insurance or (iii) are described in the JVA or are set forth in the schedules to the JVA.

         10.11 Neither Party is liable for the correctness of any oral statements made by their managing directors, employees or consultants or made by any directors, officers, employees or consultants of the JV Companies and the knowledge of these persons cannot be attributed to any party.

         10.12 If and to the extent, a representation and warranty is based on the best knowledge of Sellers, this shall mean the actual knowledge of any of the persons listed on Annex 6.1(e) at the time of Closing.

         10.13 In accordance with the introduction of Section 7 of this Agreement, Purchasers cannot hold Sellers liable for a breach of any of the representations and warranties set forth in Section 7 if and to the extent any of the persons listed in Annex 10.13 have actual knowledge of such breach as of the Closing Date.

         10.14 For purposes of this Section 10, indemnification of Purchasers shall include indemnification of each of Purchasers' respective directors, officers, employees, agents and affiliates.

11.      OTHER INDEMNIFICATIONS

         In case either party is in breach of any covenants contained in this Agreement, it shall indemnify and hold harmless the other non-breaching party, its directors, officers, employees and agents from any loss or damage such other party may suffer as a result of such breach. Each of the Parties acknowledge and agree that the other Parties would be damaged irreparably in the event any covenant of this Agreement is not performed in accordance with its specific terms or is otherwise breached. Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction to prevent breaches of the covenants of this Agreement and to enforce such covenants in addition or any other remedy to which they may be entitled at law or in equity. Any liabilities or losses relating to a breach of the covenants contained in this Agreement shall not be subject to any Cap or the Basket limitations contained in Section 10 of this Agreement.

12.      TAX MATTERS.

         12.1 Definitions. For purposes of this Agreement, the following definitions shall apply:

                  (i) The term "Tax" or "Taxes" means income or profits taxes, property taxes, VAT taxes, stamp taxes, ad valorem taxes, sales taxes, use taxes, gross receipt taxes, trade taxes and other similar taxes, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government. Taxes will not include deferred taxes.

                  (ii) The term "Returns" means all reports, estimates, declarations of estimated Tax, information statements and returns (including any schedules or attachments and any amendments thereto) relating to, or required to be filed in connection with, any Taxes.

         12.2     Indemnification for Taxes by Sellers and 3M.

                  (a) Indemnification relating to Dyneon GmbH and Dyneon SA/NV.

                           (i) Sellers agree to be responsible for and to indemnify and hold Purchasers free and harmless from and against 46% of any and all Taxes in respect of the Business that are imposed upon or assessed against Dyneon GmbH or Dyneon SA/NV (collectively, "European JV Taxes") relating or incidental to or by virtue of all taxable periods (or portions thereof) ending on or prior to December 31, 1999 to the extent that the amount of any such European JV Tax exceeds the amount of such European JV Tax reflected in the financial statements of Dyneon GmbH as of December 31, 1999 or the financial statements of Dyneon SA/NV as of December 31, 1999, as the case may be, provided, however, that such indemnification by Sellers for the taxable period ending on December 31, 1999 shall only be made for issues (e.g., transfer pricing issues) which are also raised by the relevant taxing authority for prior taxable periods (or which also could have been raised by the relevant taxing authority for prior taxable periods but for the expiration of the applicable statute of limitations) and are thus carryover issues (i.e., Sellers shall not indemnify for incorrect preparation of or incorrect legal conclusions relating to the financial statements or the Returns relating solely to the taxable period ending on December 31, 1999 (the "Structural Tax Principle"").

                           (ii) For avoidance of doubt, any liability for European JV Taxes relating or incidental to or by virtue of all taxable periods beginning after December 31, 1999 shall be within the exclusive responsibility of Purchasers and, subject to Section 12.2(a)(i), 54% of any and all European JV Taxes relating or incidental to or by virtue of all taxable periods (or portions thereof) ending on or prior to December 31, 1999 shall also be within the exclusive responsibility of Purchasers.

                  (b) Indemnification relating to Dyneon LLC. Sellers agree to be responsible for and to indemnify and hold 3M free and harmless from and against 46% of any and all Taxes in respect of the Business that are imposed upon or assessed against Dyneon LLC (collectively, "LLC Taxes") relating or incidental to or by virtue of all taxable periods (or portions thereof) ending on or prior to December 31, 1999 to the extent that the amount of any such LLC Tax exceeds the amount of such LLC Tax reflected in the financial statements of Dyneon LLC as of December 31, 1999 (which exclude liabilities for income taxes), provided, however, that the Structural Tax Principle shall apply to this Section 12.2(b).

                  (c) Indemnification by 3M.

                           (i) 3M agrees to be responsible for and to indemnify and hold each of Celanese, Hoechst and their respective affiliates (including Sellers) (collectively, the "Hoechst JV Parties") harmless from and against 54% of any and all LLC Taxes" relating or incidental to or by virtue of all taxable periods (or portions thereof) ending on or prior to December 31, 1999 to the extent that the amount of any such LLC Tax exceeds the amount of such LLC Tax that is reflected in the financial statements of Dyneon LLC as of December 31, 1999 (which exclude liabilities for income taxes).

                           (ii) In addition, 3M agrees to be responsible for and to indemnify and hold harmless each of the Hoechst JV Parties from and against 100% of the amount of all Tax liabilities that are reflected on the financial statements of Dyneon LLC as of December 31, 1999 in accordance with U.S. GAAP consistently applied in accordance with past practice.

                           (iii) Furthermore, 3M agrees to be responsible for and to indemnify and hold harmless each of the Hoechst JV Parties from and against 100% of any and all LLC Taxes relating or incidental to or by virtue of all taxable periods beginning after December 31, 1999.

                           (iv) It is agreed that the indemnification granted by 3M hereunder with respect to any Hoechst JV Party which is not a party hereof shall be deemed to be a third party beneficiary agreement with the right of each of such third parties to directly hold 3M liable hereunder; the right of Sellers to claim any rights on behalf of any such third parties remains unaffected. Sellers are entitled to notify each of such third parties about their rights hereunder.

                           (v) It is agreed that, except as otherwise provided in Section 16.2 hereof, Sellers shall be solely responsible for any and all Taxes relating to or arising from the purchase, sale and transfer of the Sold Interests.

                  (d) Related Costs. Sellers or Purchasers as the case may be (the "Tax Indemnifying Party""), shall also pay and shall indemnify and hold harmless each other or any other party to be indemnified pursuant to this Section 12.2 (each a "Tax Indemnified Party"", as applicable, from and against any losses, damages, liabilities, obligations, deficiencies, costs and expenses (including, without limitation, reasonable expenses and fees for attorneys and accountants for the enforcement of this Section 12.2).

                  (e) Limitations on Indemnification. If and to the extent a Tax liability indemnifiable hereunder results from a mere shifting of the taxable period in which a deduction is taken or income is recognized, the following shall apply: The Tax Indemnifying Party shall be obliged to indemnify for an amount equal to the Tax liability to be indemnified, reduced by the present value of any future Tax advantage, including a future Tax advantage relating or incidental to or by virtue of the taxable periods ending on December 31, 1999 or thereafter. The respective future Tax advantage shall be discounted at an interest rate equal to the cost of funds per annum of the Tax Indemnified Party at the time the relevant indemnification payment is made, compounded annually.

                  (f) Timing for Indemnity Claim. Any claim for indemnification under this Section 12.2 may be made at any time prior to three (3) months af-ter the expiration of the applicable statute of limitations with respect to the relevant taxable period, including all periods of extension thereof.

         12.3     Preparation of Tax Returns; Payment of Taxes.

                  (a) Cooperation. Sellers and Purchasers shall reasonably cooperate with one another in connection with (i) the preparation and filing of any Returns and (ii) the conduct, prosecution and defense of any matter, including any audit, proposed adjustment, claim, assessment, administrative or judicial proceeding or the filing of any amended Return (a "Tax Matter"), relating to Taxes in respect of the Business, including, without limitation, by furnishing or causing to be furnished to each other (at their own expense and as promptly as practicable) information (including access to books and records) and assistance, and making employees available on a mutually convenient basis to provide additional information and explanations of any material provided, relating to any such Return or Tax Matter.

                  (b) Approval by Celanese. Following the Closing, Purchasers shall be responsible for preparing or causing to be prepared all federal, foreign, state, provincial and local Returns required to be filed by any of the JV Companies after the Closing Date. To the extent any Taxes shown as due on any such Returns with respect to any taxable period ending on or prior to December 31, 1998 are indemnifiable by Sellers pursuant to Section 12.2, (i) such Returns shall be prepared in accordance with the past practice of the JV Companies, except to the extent otherwise required by applicable law,
         (ii) 3M shall provide Celanese with copies of such Returns at least 20 calendar days prior to the due date, as extended, for the filing of such Returns, and (iii) Celanese shall have the right to review and approve (which approval shall not be unreasonably withheld, delayed or conditioned) such Returns for 20 calendar days following receipt thereof. The failure of Celanese to propose any changes to any such Returns within such 20-day period shall be deemed to be an indication of its approval thereof. Celanese and 3M shall attempt in good faith mutually to resolve any disagreements regarding any such Returns prior to the due date for filing thereof. Any disagreements regarding such Returns that are not resolved prior to the filing thereof shall be promptly resolved pursuant to Section 12.6 (b), which resolution shall be binding on the Parties. Sellers shall pay or cause to be paid to the Purchasers any Taxes shown as due on any such Returns that are indemnifiable by Sellers pursuant to Section 12.2 no later than two business days after the due date, as extended, for the payment of such Taxes shown as due on such Returns.

         12.4     Tax Proceedings.

                  (a) Subject to Section 12.4(b) hereof, Purchasers shall have the sole right to represent the JV Companies' interests in, and to control and direct the conduct, defense, settlement or compromise of, any Tax Matter involving any Taxes for which Purchasers bear sole liability under Section 12.2, including, but not limited to, Tax Matters involving any Taxes relating or incidental to or by virtue of all taxable periods beginning after December 31, 1999.

                  (b) Purchasers shall conduct any Tax Matter relating to Taxes for which liability is shared between the Sellers and the Purchasers pursuant to Section 12.2, including, but not limited to, any Taxes relating or incidental to or by virtue of all taxable periods (or portions thereof) ending on or prior to December 31, 1999, provided, however, that (i) Celanese (including, at Celanese's direction, its or a Seller's personnel or consultants) shall have the right to participate in the conduct of any such Tax Matter at its own expense, and (ii) neither Sellers nor Purchasers shall (nor shall any of them cause any of their affiliates to) settle or compromise any such Tax Matter without the prior written consent of Celanese or 3M, as the case may be, which consent shall not be unreasonably withheld, delayed or conditioned. Any disagreements between 3M and Celanese regarding a proposed settlement or compromise of any such Tax Matter shall be promptly resolved pursuant to Section 12.6(b), which resolution shall be binding on the Parties.

                  (c) If Sellers or Purchasers receive any written notice from any taxing authority relating to any Tax Matter with respect to a JV Company involving any Taxes indemnifiable hereunder, the party receiving such notice shall promptly, but in any event no later than 20 calendar days after receipt of such notice, give written notice to Celanese, in the case of a notice received by a Purchaser, or 3M, in the case of a notice received by a Seller, of such Tax Matter. The failure or delay of a Seller or a Purchaser in providing such notice shall excuse the obligation of Purchasers or Sellers, respectively, to make indemnification payments pursuant to Section 12.2 only to the extent that, but for such failure or delay, the party required to make such indemnification payments under Section 12.2 can reasonably demonstrate that it might have avoided all or any portion of such obligation.

         12.5     Refund Claims.

                  (a) To the extent any determination of Taxes of a JV Company relating or incidental to or by virtue of any taxable period (or portion thereof) ending on or prior to December 31, 1998, whether as the result of a Tax Matter or otherwise, results in any refund of such Taxes paid by such JV Company for which Sellers or Purchasers are required to make indemnification payments pursuant to Section 12.2, such refund shall be shared by the Sellers and the Purchasers in the same portion as a Tax liability relating or incidental to or by virtue of the relevant taxable period would have been shared or indemnified pursuant to Section 12.2. If a Seller receives any such refund, it shall promptly pay to Purchasers their share of any such refund (including any interest actually received thereon), or if a JV Company receives any such refund after the Closing, 3M shall promptly pay or cause to be paid to Sellers their share of such refund (including any interest actually received thereon).

                  (b) Any payments made under this Section 12.5 shall be reduced by the amount of any Taxes payable with respect to such refund by the recipient thereof, taking into account the amount of any actual reduction in Tax liability realized upon the recipient's payment of such refund pursuant to this Section 12.5.

         12.6     Calculation and Payment of Taxes.

                  (a) Notice and Payment. Any Indemnified Party seeking payments under this Section 12 at any time and from time to time shall give the

         Tax Indemnifying Party notice of its claim, which notice shall include all information and documentation reasonably necessary to support the claim and a calculation, reasonably satisfactory to such Indemnifying Party, of the amount of the request for payment. The Tax Indemnifying Party shall make the applicable payment within 20 calendar days of its receipt of such notice, or, in the case of a dispute, within 20 calendar days of the determination of the proper amount of the payment. Written notice of a claim must be given to the Tax Indemnifying Party
         (i) within 20 calendar days after knowledge of a claim in order to ensure that the Tax Indemnifying Party can invoke its rights hereunder and (ii) in any event prior to the expiration of the applicable tax statute of limitations (including any extensions thereof) with respect to the taxable period to which the claim relates. Failure to give any Indemnifying Party timely notice under (i) or (ii), or delay in providing such notice, shall excuse such party's indemnification obligation to the extent that, but for such failure or delay, such party can reasonably demonstrate that it might have avoided all or any portion of such obligation.

                  (b) Disputes. In the event of a dispute arising with respect to payments or requested payments under this Section 12, the Tax Indemnifying Party requested to provide a payment shall notify in writing the Tax Indemnified Party presenting the claim as to the amount of the claim that is in dispute. If the Tax Indemnifying Party and the Tax Indemnified Party cannot agree on the calculation of the payment, such disagreement shall be referred for a resolution to such nationally recognized independent certified public accounting firm as is mutually agreed upon by 3M and Celanese (a "Tax Referee"). If 3M and Celanese cannot agree on such a Tax Referee, the Tax Referee shall be picked by two nationally recognized independent certified public accounting firms, one picked by 3M and one picked by Celanese; provided, however, that the Tax Referee so picked shall not at the time be the regular auditor of 3M or Celanese, or any affiliate of any of them. The decision of the Tax Referee shall be final and binding on the Tax Indemnifying Party and the Tax Indemnified Party. The fee of the Tax Referee shall be shared equally by 3M and Celanese.

         12.7 Tax Sharing Agreements. Sellers shall, on or prior to the Closing Date, terminate all tax allocation agreements, tax sharing agreements or similar agreements or arrangements with respect to any JV Company and shall ensure that such agreements and arrangements are of no further force or effect as to any JV Company and, after the Closing Date, there shall be no further liability of any JV Company under any such agreements or arrangements. Celanese hereby represents that no fiscal unity (Organschaft) exists between Dyneon GmbH and Celanese.

         12.8 Certification of Non-Foreign Status. Seller 2 and Seller 3 shall furnish to 3M on or before the Closing Date a certification of its non-foreign status as set forth in United States Treasury Regulation Section 1.1445-2(b). Seller 1 shall furnish to Buyer 1 any certification required under the United States Treasury regulations promulgated under Section 1445 of the U.S. Internal Revenue Code of 1986, as amended (the "Code") to the effect that the GmbH Shares are not United States real property interests such that withholding of United States federal income tax will not be required under
Section 1445 of the Code.

         12.9 Purchase Price Adjustments. The Parties agree to treat all payments made under this Section 12 as adjustments to the Purchase Price (as allocated pursuant to Section 6.1).

         12.10 Conflicts with JVA. To the extent that the JVA contains indemnification provisions which conflict with indemnification provisions contained in this Section 12, the indemnification provision of the JVA shall prevail.

         12.11 Individual Obligations. Whenever in this Section 12 "Sellers" or "Purchasers" shall have indemnification or other rights or obligations, each of the Sellers or each of the Purchasers, as the case may be, shall have such rights or obligations only with respect to the particular JV Company in which it directly owns an interest (in the case of a Seller, immediately prior to the Closing) without regard to its actual direct percentage ownership interest in such JV Company (e.g., without regard to the fact that a Seller's direct percentage ownership interest in such JV Company before the Closing may be less or more than 46%); the Parties understand and agree that Section 13 (Guaranties) is not affected in any respect by the preceding sentence.

13.      GUARANTIES

         13.1 3M hereby assumes full responsibility (selbstaendiges Garantieversprechen) that Buyer 1 will promptly fulfill all obligations assumed under this Agreement as if 3M would have directly assumed such obligations without first pursuing any claim against Buyer 1.

         13.2 Celanese hereby assumes full responsibility (selbstaendiges Garantieversprechen) that Sellers will promptly fulfill all obligations assumed under this Agreement as if Celanese would have directly assumed such obligations, including, without limitation, any indemnity obligation of Seller 1, Seller 2 or Seller 3 without first pursuing any claim against any such Seller.

14.      NOMINATION OF REPRESENTATIVES

         14.1 Buyer 1 hereby appoints 3M which shall act as Buyer 1's exclusive attorney-in-fact and representative to do any and all things to execute any and all documents or other papers in Purchasers' name, place and stead, in any way that Buyer 1 could do if personally present in connection with this Agreement and the transactions contemplated hereby, including without limitation, (i) to amend, cancel or extend, waive the terms of this Agreement or any agreement contemplated herein, and (ii) to act on behalf of Buyer 1 with respect to any claims (including settlement thereof) made by Buyer 1 for indemnification pursuant to Section 10. Buyer 1 agrees to be bound by any actions taken by 3M in its capacity as Buyer 1's attorney-in-fact. Sellers shall be entitled to rely, as being binding upon Buyer 1 and 3M, upon any document or other paper believed by Sellers to be genuine and correct and to have been signed or sent by 3M, in its capacity as attorney-in-fact of Buyer 1. Buyer 1 hereby agrees not to take any actions under this Agreement other than through 3M as its attorney-in-fact.

         14.2 Sellers hereby appoints Celanese which shall act as Sellers' exclusive attorney-in-fact and representative to do any and all things to execute any and all documents or other papers in Sellers' name, place and stead, in any way that any Seller could do if personally present in connection with this Agreement and the transactions contemplated hereby, including without limitation, (i) to amend, cancel or extend, waive the terms of this Agreement or any agreement contemplated herein, (ii) to act on behalf of Sellers with respect to any claims (including settlement thereof) made by Sellers for indemnification pursuant to
Section 10. Sellers agree to be bound by any actions taken by Celanese in its capacity as Sellers' attorney-in-fact. Purchasers shall be entitled to rely, as being binding upon Sellers, upon any document or other paper believed by Purchasers to be genuine and correct and to have been signed or sent by Celanese, in its capacity as attorney-in-fact of Sellers.

15.      TERMINATION OF JVA; TERMINATION OF REGISTRATION AGREEMENT

         15.1 The Sellers and 3M agree that as of the Closing in respect of the Sellers, Hoechst AG and 3M, the JVA shall be deemed to be terminated, except that the Sellers, Hoechst AG and 3M, as the case may be, shall be and remain liable for any indemnification granted by Hoechst AG and 3M under the JVA not yet time barred which liability shall only terminate in accordance with the JVA. In accordance with the foregoing, the following provisions of the JVA - Articles 11 (Representations and Warranties), 13 (Liabilities and Indemnification), 21 (Taxes and Expenses), 22 (Confidentiality), 24 (Governing Law) and 25 (Dispute Resolution), and 26.3 (Binding Effect, Assignment) shall survive any termination of the JVA.

         15.2 The termination of the JVA and the execution of this Agreement shall not affect the ongoing validity of the Ancillary Documents (as defined in the JVA), or other agreements between the Sellers and any of the JV Companies unless and to the extent the term of such Ancillary Document has been made subject to the term of the JVA. However, the termination of the JVA shall not affect in any way the validity of the GMBH Agreement, the Belgium Company Charter, the Certificate of Formation or the LLC Agreement. In addition, nothing in this Agreement shall affect the viability or enforceability of any other agreements existing between the Parties or their affiliates, which shall be governed by their respective terms.

         15.3 The Parties agree that the Registration Agreement is deemed terminated effective as of the Closing.

16.      EXPENSES AND FEES

         16.1 Except as otherwise specifically provided in this Agreement, each party shall pay and bear its own expenses and fees (including attorneys', accountants', consultants' and advisors' fees) in connection with this Agreement or any of the transactions contemplated hereby.

         16.2 Any notarial, court or register fees for this Agreement, any transfer taxes, any applicable sales tax (including value added tax), if any, and any fees (including attorneys', accountants', consultants' and advisors' fees) and costs of merger control procedures (except for the United States where each party will bear its own fees and costs) shall be borne by Purchasers.

17.      GOVERNING LAW

         This Agreement shall be governed and construed in all respects by the laws of (i) Germany for any claim or action by 3M or any of 3M's affiliates against Celanese, or any of Celanese's affiliates, or (ii) the State of New York for any claim or action by Celanese or any of Celanese's affiliates against 3M or any of 3M's affiliates, in each case, without reference to the regulations on the conflict of laws and except to the extent any obligations or rights of the Parties under this Agreement are subject to mandatory rules and regulations under other jurisdictions; provided that the transfer of the Sold Interests shall in any event be governed by the laws of the jurisdiction under which the respective companies are organized.

18.      DISPUTE RESOLUTION

         18.1 Dispute Resolution. Except as may be expressly provided in any other agreement between the Parties entered into pursuant hereto, if a dispute arises between or among (i) 3M or any of its affiliates, or (ii) Celanese or any of its affiliates (each, a "Disputant" and collectively, the "Disputants") as to the interpretation or alleged breach of this Agreement including, without limitation, any matter involving any indemnification, the Disputants agree to use the following procedures, in lieu of any Disputant pursuing other available remedies or recourse and as the sole remedy and recourse, to resolve such dispute.

         18.2 Initiation. A Disputant seeking to initiate the procedures shall give written notice to the other Disputants, describing briefly the nature of the dispute. A meeting shall be held between the Disputants within twenty
(20) days of the receipt of such notice, attended by individuals with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute.

         18.3 Submission to Arbitration. If, within 30 days after such meeting, the Disputants have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to arbitration in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce (Paris), such arbitration to be held by a Court of Arbitration consisting of three arbitrators to be nominated in accordance with said rules. The language of Arbitration will be English. Such arbitration will finally decide any such controversy to the extent permitted by law. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction in respect thereof. The expenses of the arbitration, including reasonable attorneys' fees, shall be borne by the defeated Disputant; in case of partial prevailing, the expenses shall be allocated between the Disputants in proportion to their prevailing.

         18.4 Arbitration Venue. If 3M or any affiliate of 3M is seeking to arbitrate a dispute hereunder against Celanese or any affiliates of Celanese, the arbitration proceeding shall be held in Frankfurt, Germany. If Celanese or any affiliate of Celanese is seeking to arbitrate a dispute hereunder against 3M or any affiliates of 3M, the arbitration proceeding shall be held in New York City.

         18.5 Treatment of Negotiation and Arbitration. All negotiations pursuant to this Section 18 shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable New York or German rules of evidence.

         18.6 Equitable Relief; Consent to Jurisdiction. Nothing herein shall preclude any Disputant from taking whatever actions are necessary to prevent any immediate, irreparable harm to its interests, including, without limitation, multiple breaches of this Agreement by the other Disputant and breaches of Article 9 of this Agreement. In addition, any Disputant may seek specific enforcement of any arbitrator's decision under this Section. The other Disputant's only defense to such a request for specific enforcement shall be fraud by or on the arbitrator. Each Disputant (i) irrevocably consents to the non-exclusive jurisdiction of any federal or state court in the County of New York, State of New York or any court in Frankfurt, Germany, and (ii) by execution and delivery of this Agreement irrevocably submits to and accepts, with respect to any such action or proceeding, for such Disputant and in respect of such Disputant's properties and assets, generally and unconditionally, the jurisdiction of the aforesaid courts.

19.      NOTICES

         All notices hereunder shall be given to the respective parties hereto by fax except in the case of claims for indemnification in which case all such notices shall be given by registered letter with advice of receipt (Einschreiben/Ruckschein) and shall be considered delivered in all respects when delivered as follows:

                  To Celanese AG:

                  Corporate Center
                  Building C-660
                  65926
                  Frankfurt aM, Germany
                  Attention: General Counsel
                  Telephone: 49 69 305 7896
                  Fax: 49 69 305 82731

                  To 3M:

                  3M Center
                  Building 220-14
                  St. Paul, Minnesota 55144
                  Attention: General Counsel
                  Telephone: 651.733.8197
                  Fax: 651.736.7859

or to such other address as any party hereto shall have designated by written notice to the other party from time to time.

20.      MISCELLANEOUS

         20.1 Any amendment of or supplement to this Agreement, including this provision and the Annexes, must be in writing to be valid, and must be notarized if required by law.

         20.2 In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement. Where a German term has been inserted in brackets it alone shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

         20.3 In the event that one of the Parties to this Agreement is in default (Verzug) with payments under this Agreement, it shall pay default interest at a rate of EURIBOR (three months) prevailing at the respective due date and as adjusted from time to time thereafter plus six percent (6%) p.a. (in addition to Contractual Interest, if due). Interest shall be compounded quarterly and shall be calculated on the basis of actual days elapsed divided by 360.

         20.4 Any rights of retention are excluded. Except as otherwise provided in this Agreement and unless undisputed or confirmed by a non-appealable decision, claims may not be set off against the purchase price or any other payment claim pursuant to this Agreement.

         20.5 This Agreement and the agreements expressly referenced in this Agreement constitute the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter hereof and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto.

         20.6 This Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. This Agreement or any rights and obligations hereunder shall not be assigned to any other person by any party hereto without the prior written consent of the other Parties, other than as expressly agreed herein, except that 3M may designate one or more of its wholly-owned subsidiaries (each a "3M Permitted Designee") to perform its obligations hereunder, in which case 3M nonetheless shall remain responsible for the performance of all of its obligations hereunder. Nothing herein contained shall pre-vent an assignment hereof in the event of a merger or consolidation involving a transfer of ownership of all or substantially all of its assets by any party hereto; provided that the successor to such party in any such transaction shall assume in writing or as a matter of law the obligations of such party hereunder with full continuing liability of such party and further provided that prior written notice of such transaction shall be given by such party to all other Parties. No assignment shall relieve any party hereto of its obligations hereunder. Obligations to the JV Companies shall include obligations to the JV Companies' successors and assigns.

         20.7 Each of the Parties shall execute and deliver all such further documents and agreements and do such further acts as are reasonably required to effect the transactions contemplated hereby and are not inconsistent with any other provisions of this Agreement.

         20.8 After signature of this Agreement, the Parties shall jointly issue a press release. Neither party shall, without the prior consultation of the other, issue any oral or written statement to the press or to the public regarding this Agreement, except as required by law or the rules of any stock exchange or governmental or other regulatory authority, including the requirement to make a disclosure of the value of the consideration in the published accounts of either party. Subject to Article 18 of this Agreement, nothing in this Agreement shall be understood to prevent any party from filing a claim against the other party before court on the basis of this Agreement.

         20.9 In addition to Section 20.8 and except as otherwise provided in this Agreement, after the date of this Agreement Sellers shall not use or disclose to third parties any information disclosed, transferred, assigned, licensed or otherwise made available by or to Purchasers hereunder and relating to the transfer of the Business, unless such information (i) is or becomes public knowledge through no fault of Sellers, (ii) is passed to Sellers after the Closing Date by a third party which is under no obligation of confidentiality, or (iii) has to be disclosed by Sellers pursuant to law, judicial or official order; in such case Sellers shall notify Purchasers in advance about the impending disclosure.

         20.10 The term "Party" or "Parties" as used in this Agreement shall mean the Sellers, collectively, and the Purchasers, collectively, unless the context oth-erwise clearly requires. The term "affiliates" when used in connection with any of the Sellers or any of the Purchasers shall exclude the JV Companies unless otherwise expressly provided; provided, however, that "affiliates" when used in connection with 3M shall include the JV Companies following the Closing.

                             ----------------------

                                                 (Continuation on the next page)

IN WITNESS THEREOF this Notarial Deed including all Annexes hereto has been read aloud to the persons appeared and the graphical chart contained in Annex 1 was made available to the persons appeared for inspection and then - when the Annex 6.1(d) was translated to Mr. de Kock (who declared not to be in sufficient command of the German language) by me, the Notary Public, into the English language - this Notarial Deed including all its Annexes was confirmed and approved by the persons appeared. The persons appeared then signed this Deed. All this was done at the day herebelow written in the presence of me, the Notary Public, who also signed this Deed and affixed my official Seal.

Basel (Switzerland), this 28th (twenty-eighth) day of December 1999 (nineteen hundred and ninety-nine)


                                             -----------------------------------






                                             -----------------------------------






                                             -----------------------------------
                                             Dr. Dieter Granicher, Notary Public


A.Prot. 1999/234